EXHIBIT 99.1

Contact:	BALLY TOTAL FITNESS
8700 West Bryn Mawr Avenue
Chicago, IL 60631
www.ballyfitness.com
Investors: Janine Warell, (773) 864-6897
Media: Matt Messinger, (773) 864-6850

FOR IMMEDIATE RELEASE
Bally Total Fitness Files Lawsuit in Delaware Court Seeking to Declare
Stockholder Proposal from Liberation Investments Illegal and Invalid
Company Also Files Federal Suit Alleging Liberation Fails To Disclose Material Facts, Including Past and Present Business Relationship with Former Bally CEO Lee Hillman
CHICAGO, December 5, 2005 — Bally Total Fitness Corporation (NYSE: BFT), the leading operator and provider of health and fitness clubs, products and services, today announced that it has filed suit against Liberation Investments, L.P., Liberation Investments, Ltd., Liberation Investment Group LLC and Emanuel R. Pearlman in Delaware Chancery Court requesting that Liberation’s recently announced stockholder proposal be declared illegal and invalid. The stockholder proposal, which the group has indicated it plans to introduce at the Company’s annual shareholder meeting scheduled for January 26, 2006, seeks to, among other things, amend the Company’s bylaws to give stockholders the power to remove the Company’s chief executive officer.
Bally’s complaint alleges that the stockholder proposal, “which... purports to eliminate the ability of the Board of Directors... to appoint and remove management, violates the most fundamental concept of Delaware corporate law — i.e., that boards of directors, not stockholders, manage the business and affairs of a corporation.”
The suit argues that in addition to violating Section 141(a) of the General Corporation Law which provides that the “business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors,” the stockholder proposal also conflicts with Bally Total Fitness’ Certificate of Incorporation, which explicitly authorizes the Board to amend the bylaws.
Bally Total Fitness also announced it has filed a federal lawsuit in the U.S. District Court for the District of Delaware alleging that Liberation has filed various disclosure documents with the Securities and Exchange Commission that “contain materially false statements and fail to disclose material facts regarding (their) motives, intentions, and conflicts of interest resulting from their undisclosed associations” with prior management. As outlined in the complaint, “(t)hough Pearlman masquerades as a disinterested investor with the interests of all stockholders at heart,” the fact is that he has long been associated with Bally’s former CEO, Lee Hillman, including serving as a consultant to Bally’s management during Mr. Hillman’s tenure. It was during that tenure that Mr. Hillman has been deemed by Bally’s Audit Committee to have created a “culture that encouraged aggressive accounting,” which ultimately led to the Company’s financial restatements issued on November 30, 2005. The Bally complaint contends that Mr. Pearlman and Mr. Hillman have remained business partners, with Mr. Hillman being part of an investment group that backed Liberation.
Moreover, the complaint contends that Liberation’s disclosure documents, which include the group’s stockholder proposal, also “misrepresent the true purpose and effect of the Stockholder Proposal and fail to disclose the fact that the Stockholder Proposal is illegal on its face and invalid under Delaware law and Bally’s certificate of incorporation.”
As such, the federal lawsuit seeks to, among other things, enjoin Liberation from continuing to disseminate false and misleading information in direct violation of federal securities laws, including applicable proxy laws. It also seeks to enjoin Liberation from representing to shareholders that the Liberation stockholder proposal is valid and from soliciting proxies for this proposal.
According to the federal complaint, “Over the course of the last eighteen months, (Liberation) has engaged in a sustained operation to badger the Company and its Board of Directors, employing a letter-writing and public relations campaign to disparage the Company’s management, structure, intentions, and business plans. (Liberation) has amended their Schedule 13D filings no less than fourteen times during that period to update their ever-evolving positions regarding the Company, and have employed proxy campaigns (both real and threatened), demand letters, and lawsuits to attempt to get their way.”

About Bally Total Fitness
 Bally Total Fitness is the largest and only nationwide commercial operator of fitness centers in the U.S., with nearly 440 facilities located in 29 states, Mexico, Canada, Korea, China and the Caribbean under the Bally Total Fitness(R), Crunch Fitness(SM), Gorilla Sports(SM), Pinnacle Fitness(R), Bally Sports Clubs(R) and Sports Clubs of Canada (R) brands. Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.
Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.
Important Additional Information Will be Filed with the SEC
 Bally plans to file with the SEC and mail to its stockholders a Proxy Statement. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT BALLY. Investors and stockholders will be able to obtain free copies of the Proxy Statement and other documents filed with the Securities and Exchange Commission (the “SEC “) by Bally through the web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Bally by directing a request to Bally Total Fitness Holding Corporation, 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631, Attention: Investor Relations: Proxy Request.
A LISTING OF PERSONS WHO MAY BE DEEMED “PARTICIPANTS” IN THE SOLICITATION AND CERTAIN INFORMATION CONCERNING SUCH PERSONS IS SET FORTH IN THE COMPANY’S FILING ON SCHEDULE 14A WITH THE SEC ON OCTOBER 28, 2005, WHICH MAY BE OBTAINED THROUGH THE WEB SITE MAINTAINED BY THE SEC AT www.sec.gov.